EXHIBIT 10.1

FUTURE SERVICES AGREEMENT

This FUTURE SERVICES AGREEMENT is entered into this 19th day of February, 2016, between TURBINE TRUCK ENGINES, INC., a Nevada Corporation (the "Company") located at 11120 NE 2nd Street, Suite 200, Bellevue, Washington 98004, and CHRISTOPHER DAVID, an individual residing in Washington State, currently acting as the Companies' President, Secretary, Treasurer and Director (the "Executive").

RECITALS

A. The Company is a Nevada development stage, small-reporting corporation, that develops products and services which it retains, offers for sale, or licenses to third parties.

B. The Executive is an individual who has knowledge and abilities useful to the Company and who is currently serving the Company as its President, Secretary, Treasurer and Director.

C. The Company desires to provide incentive compensation to the Executive for the services to be performed by Executive.

NOW, THEREFORE, in consideration of the mutual promises between the parties, the parties agree as follows:

1. Recitals. The recitals as stated in the preamble are true and correct and incorporated herein by reference.

2. Term of Agreement. This Agreement shall be effective as of February 19, 2016 and shall continue until December 31, 2017 ("Termination Date"), subject to the termination provisions contained in paragraph 6.

3. Duties. During the term of this Agreement, the Executive shall devote a sufficient amount of Executive's time, skill, and experience to manage the Company as its President, Secretary, Treasurer & Director. These are executive management positions. The Executive shall have all the usual powers of a President, Secretary, Treasurer and Director, and this Agreement is entered into solely for the purpose of providing incentive to Executive for the provision of future services to the Company for the period of the Term. The terms and conditions of Executive's performance of his duties shall be subject to the Board's supervision at all times and such terms are not addressed in this Agreement. The Parties shall maintain an open relationship with clear communication and clear determination of duties.

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4. Compensation. At commencement of the Term of this Agreement, the Company shall pay to Executive the following incentive compensation:

The Executive shall be granted Options for the purchase of one million (1,000,000) shares of the Company's restricted Rule 144 common stock, which shall be granted and shall vest in accordance with the following schedule:

(a)	a Five-year (5) Option granted for the purchase of Five-Hundred Thousand (500,000) shares at Sixteen cents ($.016), vesting immediately upon the execution of this Agreement; and

(b)	a Five-year (5) Option granted for the purchase of Five Hundred Thousand (500,000) shares at Sixteen cents ($016), vesting on the one-year anniversary date of this Agreement, without further action.

In the event that the number of authorized shares is altered, pursuant to stock splits, initial public offerings, or other activity, all of the shares granted to the Executive hereunder shall be adjusted proportionately.

5. Executive Benefits. The Executive is entitled to such other Executive Benefits as shall be determined by the Board, from time to time.

6. Termination. The Compensation covered by this Agreement is for the Executive's future services to the Company for the Term. This Agreement shall be terminated as of the end of any term, unless the parties renew the same in writing. The Company may terminate Executive at any time, with or without cause, provided however, if the Executive is terminated without cause, all of the Compensation to be paid hereunder shall be deemed fully vested effective as of the date immediately prior to the termination, and is not subject to revocation or return. If the Executive is terminated for cause, the Company shall not be entitled to revoke any Compensation previously vested in accordance with the above schedule. The term "cause" shall mean the Executive must have (i) been willful, gross or persistent in Executive's inattention to Executive's duties or the Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to the Executive and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) found guilty of having committed actual fraud against the Company.

7. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Executive's address listed below, unless written notice of a change of address has been provided to the Company:

Christopher David

Street Address

City, State, Zip Code

8. Miscellaneous. Failure of either party to assert any of its rights under this Agreement shall not constitute a waiver of its rights. The waiver by any party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement shall inure to the benefit of, and be binding on, the parties and their successors, heirs, personal representatives, and assigns. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by any party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. If any provisions of this Agreement are declared invalid and unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed, interpreted, governed, and enforced in and under the laws of the state of Washington except as otherwise provided in this Agreement. Paragraph headings are inserted only for convenience and are not to be construed as part of this Agreement or a limitation of the scope of the particular paragraph to which they refer.

9. Attorneys' Fees. In the event that either Party hereto commences litigation against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys' fees (including in-house counsel), paralegals', fees, and legal assistants' fees through all appeals.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

"Company" TURBINE TRUCK ENGINES, INC.			"Executive" Christopher David

By:	/s/ Enzo Cirillo	By:	/s/ Christopher David
	Enzo Cirillo, Interim CEO		Christopher David
and Board Chairman

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